Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR THIRD QUARTER 2008
– Quarterly Revenue of $135.3 Million –
Revenue from Non-Guest Entertainment Sources up 12.5%
– Operating Income Up $6.1 Million –
– Long-Term Debt Reduced by $6.1 Million –
     SIOUX FALLS, SD, October 28, 2008 – LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $135.3 million compared to $142.6 million in the third quarter of 2007. The Company also reported operating income of $4.6 million, an increase of $6.1 million over the same quarter of last year. The Company’s net loss improved by $5.1 million to $(6.3) million or $(0.28) per share (basic and diluted) for the third quarter of 2008 compared to a net loss of $(11.4) million or $(0.50) per share (basic and diluted) in the third quarter of 2007.
The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended September 30,
	2008	2007
Total revenue	$135,320	$142,631
Operating income (loss)	4,625	(1,426)
Net loss	(6,278)	(11,410)
Net loss per common share (1)	$(0.28)	$(0.50)

Adjusted Operating Cash Flow (2)	$34,611	$37,872
Average shares outstanding (basic and diluted)	22,296,886	22,742,001

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and the effects of insurance recoveries.

LodgeNet Q3 2008 Earnings 2-2-2-2
     “While the third quarter was challenging for our traditional Guest Entertainment services, we continued to make substantial progress in regards to growth of our new revenue initiatives, reduction of operating expenses and management of our capital investment activities,” said Scott C. Petersen, LodgeNet Chairman and CEO. “We proactively managed our business such that we generated more free cash flow (cash from operations less cash used for investing activities) this year during the third quarter as compared to the year ago period.”
     “Guest Entertainment revenue in the quarter was down 11.2%, however the gross profit margin was up slightly period over period,” said Gary H. Ritondaro, LodgeNet’s Chief Financial Officer. Hotel Services delivered another quarter of double digit growth with revenue up 15.4% and gross profit increasing 103%, as we continue to deploy our high-definition, basic TV Programming systems. Sales of systems to hotels and hospitals also increased 8.8% and gross profit increased 20.3%. Overall, revenue from Hotel Services and System Sales sources increased 12.5% in the quarter and, as a result, total revenue was off only 5.1% compared to the Third Quarter of 2007.”
     “Our management team is also focused on driving our operating performance through ongoing cost reduction initiatives,” Mr. Ritondaro continued. “We were pleased with our reductions in system operations and SG&A expenses which resulted in savings of $4.3 million, or a reduction of 13.5%, compared to the third quarter of last year, which offset 79% of the shortfall in gross profit.
     “Given the challenging economic environment and by balancing the interests of our Company and our customers, we proactively reduced our growth-related capital and other investing activities by 45% from $26.8 million in the third quarter of 2007 to $14.7 million in the current quarter. We continue to drive capital investment savings as costs for new and converted room installations decreased by approximately 9% period over period. As a result of our proactive cost and capital savings actions, we continued to pay down debt at an accelerated basis, reducing long-term debt by $6.1 million in the quarter. Our consolidated debt leverage at the end of the quarter was 4.38 times total outstanding debt, and 4.26 on a net debt basis.”
     “Given the current economic environment, we are determined to reduce our operating expenses and capital investment levels with the goal of managing our business in compliance with our loan agreements,” said Petersen. Capital investment levels for the fourth quarter will be in the $13 to $14 million range, and will most likely drop below $10 million for the first quarter of next year. We are also carefully reviewing our operating structures and expect to implement significant cost saving measures during the first part of next year. We expect that Adjusted Free Cash Flow for 2008 will be within the range of $26.5 to $29.5 million, or $1.19 to $1.32 per share.
RESULTS FROM OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2008 VERSUS
THREE MONTHS ENDED SEPTEMBER 30, 2007
     Total revenue for the third quarter of 2008 was $135.3 million, a decrease of $7.3 million or 5.1%, compared to the third quarter of 2007. The decrease in revenue was primarily driven by a decrease in revenue from Guest Entertainment services, offset by revenue increases from hotel services, and system sales to hotels and hospitals. The average monthly total revenue per room was $24.30 for the third quarter of 2008 compared to $25.73 for the third quarter of 2007, a decrease of 5.6%.
     Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music, time-shifted television, Internet access through the television and sports programming, decreased $11.9 million or 11.2% to $93.8 million, impacted by a 3.5% decline in occupancy and an extremely cautious consumer environment.  On a per-room basis, monthly Guest Entertainment revenue for the third quarter of 2008 declined 11.6% to $16.85 compared to $19.06 for the third quarter of 2007.  Average monthly movie revenue per room was $15.65 for the third quarter of 2008, a 10.3% reduction as compared to $17.44 per room in the prior year quarter.  Non-movie Guest Entertainment revenue per room decreased 25.9% to $1.20 in the third quarter of 2008, driven by reductions from games, music, TV Internet purchases, and time-shifted television purchases.
     Hotel Services revenue, which includes revenue from hotels for television programming and broadband Internet service and support, increased $4.1 million or 15.4% to $30.7 million during the third quarter of 2008 versus $26.6 million in the third quarter of 2007.  This increase offsets more than a third of the decline in Guest Entertainment revenue.  On a per-room basis, monthly Hotel Services revenue for the third quarter of 2008 increased 15.0% to $5.52 compared to $4.80 for the third quarter of 2007.  Monthly television programming revenue per room increased 16.3% to $4.99 for the third quarter of 2008 as compared to $4.29 for the third quarter of 2007.  This increase resulted primarily from the continued installation of high definition television systems and related TV programming services.  Recurring broadband revenue per room increased 3.9% to $0.53 for the third quarter of 2008 as compared to $0.51 for the third quarter of 2007.

 LodgeNet Q3 2008 Earnings 3-3-3-3
     System Sales, Advertising, and Other Revenue including sales of broadband equipment, healthcare and other interactive systems as well as advertising/media services, increased $464,000, or 4.5%, to $10.8 million during third quarter of 2008 versus $10.3 million in the third quarter of 2007.  System Sales increased by $738,000, offset by a decrease of $274,000 in advertising/media revenue.  On a per-room basis, monthly System Sales, Advertising and Other revenue increased 3.2% to $1.93 for the third quarter of 2008 compared to $1.87 for the third quarter of 2007.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased $1.9 million to $74.0 million in the third quarter of 2008 as compared to $75.9 million in the third quarter of 2007.  The decrease in total direct costs was primarily due to decreased costs for movies, which varies with revenue, offset, in part, by an increase in TV programming costs, which varies with the number of rooms served.  Total direct costs as a percentage of revenue were 54.7% this quarter as compared to 53.2% reported for the third quarter of 2007.
     System operations expenses decreased $617,000 to $14.9 million in the third quarter of 2008 as compared to $15.5 million in the third quarter of 2007. As a percentage of revenue, system operations expenses were 11.0% this quarter as compared to 10.9% in the third quarter of 2007. Per average installed room, system operations expenses decreased 4.6% to $2.67 per room per month compared to $2.80 in the prior year quarter.
     Selling, general and administrative (SG&A) expenses decreased $3.7 million or 22.6%, from $16.1 million in the third quarter of 2007 to $12.5 million in the current quarter. This decrease is a result of achieving the expected synergies related to duplicative general and administrative functions from the consolidation of our recent acquisitions. Included within this quarter’s SG&A expenses were $75,000 of integration costs, compared to integration costs of $1.8 million included in the prior year quarter. As a percentage of revenue, SG&A expenses were 9.2% in the current quarter compared to 11.3% in the third quarter of 2007. SG&A expenses per average installed room decreased 23.0% to $2.24 as compared to $2.91 in the third quarter of 2007.
     Depreciation and amortization expenses were $29.0 million in the third quarter of 2008 as compared to $34.1 million in the third quarter of 2007. The decline was due to certain acquired assets becoming fully depreciated. The current period’s depreciation and amortization expenses included $2.6 million of expense related to the amortization of acquired intangibles from the acquisition of StayOnline and On Command. As a percentage of revenue, depreciation and amortization expenses were 21.5% in the third quarter of 2008 as compared to 23.9% in the third quarter of 2007.
     Interest expense was $10.5 million in the current quarter versus $11.7 million in the third quarter of 2007. The decrease resulted from the change in weighted average long-term debt, which decreased to $615.2 million during the third quarter of 2008 from $627.4 million in the third quarter of 2007. The weighted average interest rate decreased to 6.9% for the third quarter of 2008 versus 7.5% for the third quarter 2007.
     As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and the effects of insurance recoveries, was $34.6 million for this quarter of 2008 as compared to $37.9 million reported for the third quarter of 2007. Restructuring and integration expenses were $0.4 million in the third quarter of 2008 as compared to $4.7 million in the third quarter of 2007.
     Net loss was $(6.3) million for the third quarter of 2008, compared to a net loss of $(11.4) million in the prior year quarter. Net loss per share for the third quarter of 2008 was $(0.28) compared to net loss per share of $(0.50) in the third quarter of 2007. For the current quarter, the net loss included $3.0 million of acquisition related costs for restructuring, integration, and amortization of acquired intangibles as compared to $7.8 million during the same period of last year.
     For the third quarter of 2008, cash provided by operating activities was $20.9 million and we utilized $1.1 million of cash for integration and restructuring related activities. Cash used for property and equipment additions, including growth related capital, was $14.7 million. During the quarter, we also expended cash for the required Term B payment of $1.6 million and made an additional $5.0 million prepayment against the Term B portion of the credit facility. During the third quarter of 2007, cash provided by operating activities was $28.3 million and we utilized $4.4 million for the payment of integration and restructuring related activities. Cash used for property and equipment additions for the quarter, including growth-related capital and other investing activities, was $26.8 million.
     In the third quarter of 2008, we installed 15,004 new rooms and converted 12,992 rooms as compared to 15,865 new rooms and 23,815 converted rooms during the third quarter of 2007.  New HD installations comprised 13,574 or 90.5% of new systems installed in the current quarter as compared to 6,395 or 40.3% of new rooms in the third quarter of 2007.  During the quarter, we also converted 12,732 rooms or 98.0% to HD as compared to 8,469 or 35.6% of converted rooms in of 2007. The average investment per newly-installed HD room decreased 9.3% to $400 during the third quarter of 2008,

LodgeNet Q3 2008 Earnings 4-4-4-4
compared to $441 in the third quarter of 2007.  The average investment per converted HD room decreased 9.7% to $299 during the third quarter of 2008, compared to $331 in the third quarter of 2007.
Outlook
     The Company has updated its outlook for 2008 utilizing the forecasting methodology previously used for 2008, updated to reflect year-to-date results and the impact of recent operating trends. The Company continues to expect enhancements to its run-rate Adjusted Operating Cash Flow* during the Fourth Quarter from additional operating synergies, TV Programming margin expansion and the sale of systems to hotels and hospitals; but expects those enhancements will be offset by a decline in Guest-Entertainment revenue. For the year, the Company expects that movie revenues will be (7.0)% to (8.0)% below 2007 levels. As a result, the Company expects to report 2008 revenue in the range of $537.0 million to $541.0 million and Adjusted Operating Cash Flow* in the range from $134.5 million to $137.5 million. Net loss is expected to be $(38.0) million to $(35.0) million or loss per share of $(1.71) to $(1.57). Adjusted Net Loss** is expected to be $(22.5) million to $(19.5) million or $(1.01) to $(0.88) per share. Net Free Cash Flow *** is expected to be in a range of $17.5 million to $20.0 million and Adjusted Net Free Cash Flow**** is expected to be $26.5 million to $29.5 million.
* Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and the effects of insurance recoveries.
** Adjusted Net Loss excludes amortization of purchased intangibles, debt refinancing charges and restructuring and integration expenses.
*** Net Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.
****Adjusted Net Free Cash Flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes cash used for restructuring and integration activities.
     The Company will also host a teleconference to discuss its results October 28, 2008, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/345767/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.
Special Note Regarding the Use of Non-GAAP Financial Information
     To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, adjusted net loss, net free cash flow, and adjusted net free cash flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP.
     Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and the effects on insurance recoveries and equipment impairment included in Other Operating Income. Adjusted net loss is a non-GAAP measure which we define as net loss exclusive of amortization of purchased intangibles, debt refinancing, restructuring charges and integration expenses. We define net free cash flow, a non-GAAP measure, as cash provided by operating activities less cash used for certain investing activities and excluding consideration paid for acquisitions. Adjusted net free cash flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes the effect of cash consideration paid for acquisitions, debt tender, and integration and restructuring activities. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
     LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses.  LodgeNet Interactive serves more than 1.9 million hotel rooms representing 10,000 hotel properties worldwide in addition to healthcare facilities throughout the United States. The

LodgeNet Q3 2008 Earnings 5-5-5-5
Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our 2008 guidance, including revenue, net loss, adjusted net loss, adjusted operating cash flow, net free cash flow, adjusted net free cash flow and capital investment, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions (including those represented recently by liquidity crises, government bailouts and assistance plans, bank failures, and recessionary threats and developments), the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality, and costs; technological developments by competitors; developmental costs, difficulties, and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q3 2008 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$14,917	$25,569
Accounts receivable, net	71,121	73,580
Other current assets	10,272	11,359

Total current assets	96,310	110,508

Property and equipment, net	292,408	323,963
Debt issuance costs, net	9,859	11,374
Intangible assets, net	118,269	126,530
Goodwill	111,293	111,293
Other assets	9,358	10,155

Total assets	$637,497	$693,823

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$48,356	$50,559
Current maturities of long-term debt	7,547	7,398
Accrued expenses	24,081	30,118
Deferred revenue	13,560	14,354

Total current liabilities	93,544	102,429

Long-term debt	602,905	617,196
Other long-term liabilities	21,008	22,440

Total liabilities	717,457	742,065

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $ ..01 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—

Common stock, $ ..01 par value, 50,000,000 shares authorized; 23,014,164 and 22,969,775 shares outstanding at September 30, 2008 and December 31, 2007, respectively	230	230
Treasury stock, at cost: 530,000 and 60,000 shares at September 30, 2008 and December 31, 2007, respectively	(5,737)	(1,075)
Additional paid-in capital	332,113	330,405
Accumulated deficit	(394,388)	(367,638)
Accumulated other comprehensive loss	(12,178)	(10,164)

Total stockholders’ deficiency	(79,960)	(48,242)

Total liabilities and stockholders’ deficiency	$637,497	$693,823

     The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2008 Earnings 7-7-7-7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Guest entertainment and hotel services	$124,522	$132,297	$378,425	$327,899
System sales, advertising and other	10,798	10,334	34,030	24,931

Total revenues	135,320	142,631	412,455	352,830

Direct Costs and Operating Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest entertainment and hotel services	65,917	68,103	197,063	163,087
System sales, advertising and other	8,116	7,839	26,080	18,250
Operating expenses:
System operations	14,888	15,505	45,115	39,236
Selling, general and administrative	12,484	16,137	41,285	40,200
Depreciation and amortization	29,046	34,135	94,648	83,816
Restructuring	323	2,296	3,142	5,052
Other operating (income) expense	(79)	42	(947)	(774)

Total direct costs and operating expenses	130,695	144,057	406,386	348,867

Income (loss) from operations	4,625	(1,426)	6,069	3,963

Other Income and (Expenses):
Interest expense	(10,543)	(11,741)	(31,999)	(29,527)
Loss on early retirement of debt	(76)	(25)	(155)	(22,195)
Minority interest in income of subsidiary	—	—	—	165
Other (expense) income	(10)	724	(23)	1,289

Loss before income taxes	(6,004)	(12,468)	(26,108)	(46,305)
Provision for income taxes	(274)	1,058	(642)	836

Net loss	$(6,278)	$(11,410)	$(26,750)	$(45,469)

Net loss per common share (basic and diluted)	$(0.28)	$(0.50)	$(1.19)	$(2.12)

Weighted average shares outstanding (basic and diluted)	22,296,886	22,742,001	22,397,466	21,417,266

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2008 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2008	2007
Operating activities:
Net loss	$(26,750)	$(45,469)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	94,648	83,816
Loss on early retirement of debt	155	3,583
Share-based compensation	1,735	1,296
Gain due to insurance proceeds	(815)	—
Insurance proceeds related to business interruption	815	—
Other, net	(32)	(215)
Change in operating assets and liabilities:
Accounts receivable, net	2,195	(5,890)
Other current assets	946	(2,792)
Accounts payable	(1,617)	7,970
Accrued expenses and deferred revenue	(8,580)	1,018
Other	691	(904)

Net cash provided by operating activities	63,391	42,413

Investing activities:
Property and equipment additions	(53,428)	(60,591)
Acquisition of StayOnline, Inc.	—	(14,311)
Acquisition of THN (20% minority interest)	—	(5,000)
Acquisition of On Command Corporation, net of cash acquired	—	(335,364)
Other investing activities	—	638

Net cash used for investing activities	(53,428)	(414,628)

Financing activities:
Proceeds from long-term debt	—	625,000
Repayment of long-term debt	(14,698)	(269,677)
Payment of capital lease obligations	(1,066)	(1,419)
Borrowings on revolving credit facility	30,000	—
Repayments of revolving credit facility	(30,000)	—
Debt issuance costs	—	(12,738)
Contribution from minority interest holder to subsidiary	—	300
Purchase of treasury stock	(4,662)	—
Proceeds from issuance of common stock, net of offering costs	—	23,290
Exercise of stock options	—	16,468

Net cash (used for) provided by financing activities	(20,426)	381,224

Effect of exchange rates on cash	(189)	346

(Decrease) increase in cash and cash equivalents	(10,652)	9,355
Cash and cash equivalents at beginning of period	25,569	22,795

Cash and cash equivalents at end of period	$14,917	$32,150

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2008 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	3rd Qtr ’08	2nd Qtr ’08	1st Qtr ’08	4th Qtr ’07	3rd Qtr ’07
Room Base Statistics
Total Rooms Served (1)	1,970,752	1,969,524	1,968,000	1,962,090	1,954,116
Total Guest Entertainment Rooms (2)	1,862,885	1,865,594	1,863,599	1,860,720	1,852,124
Total HD Rooms (3)	163,768	137,034	109,980	84,327	63,502
Percent of Total Guest Entertainment Rooms	8.8%	7.3%	5.9%	4.5%	3.4%
Total Television Programming (FTG) Rooms (4)	1,098,687	1,087,448	1,076,894	1,068,256	1,059,440
Percent of Total Guest Entertainment Rooms	59.0%	58.3%	57.8%	57.4%	57.2%
Total Broadband Internet Rooms (5)	227,880	222,421	221,906	218,860	215,581
Percent of Total Rooms Served	11.6%	11.3%	11.3%	11.2%	11.0%

Revenue Per Room Statistics (per month)

Guest Entertainment Revenue	$16.85	$17.09	$17.83	$16.88	$19.06
Hotel Services Revenue	5.52	5.40	5.29	4.87	4.80
System Sales, Advertising and Other Revenue	1.93	2.16	2.00	2.10	1.87

Total Revenue Per Room	$24.30	$24.65	$25.12	$23.85	$25.73

Based on average LodgeNet owned Guest Entertainment rooms

Summary Operating Results (Dollar amounts in thousands)

Guest Entertainment Revenue	$93,808	$95,208	$99,203	$93,966	$105,673
Hotel Services Revenue	30,714	30,082	29,410	27,099	26,624
System Sales, Advertising and Other Revenue	10,798	12,057	11,174	11,693	10,334

Total Revenue	$135,320	$137,347	$139,787	$132,758	$142,631
Adjusted Operating Cash Flow (6)	$34,611	$36,730	$34,551	$33,838	$37,872
Operating Income (Loss)	$4,625	$3,292	$(1,847)	$(8,199)	$(1,426)
Write-off Debt Issuance Costs	$(76)	$(79)	$—	$—	$(25)
Net Loss	$(6,278)	$(7,461)	$(13,011)	$(19,702)	$(11,410)

Reconciliation of Adjusted Operating Cash Flow to Operating Income (Loss) (Dollar amounts in thousands)

Adjusted Operating Cash Flow	$34,611	$36,730	$34,551	$33,838	$37,872
Depreciation and Amortization	(26,430)	(29,886)	(29,948)	(29,843)	(31,025)
Amortization of Acquired Intangibles	(2,616)	(2,616)	(3,152)	(2,719)	(3,110)
Share Based Compensation	(542)	(685)	(508)	(442)	(443)
Restructuring Expense	(323)	(817)	(2,002)	(6,105)	(2,296)
Integration Expense	(75)	(249)	(788)	(2,928)	(2,424)
Insurance Proceeds	—	815	—	—	—

Operating Income (Loss)	$4,625	$3,292	$(1,847)	$(8,199)	$(1,426)

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and the effects of insurance recoveries.